Exhibit 10.5

PROMISSORY NOTE

$2,000.00                       September 8, 2005

FOR VALUE RECEIVED, Fresh Ideas Media, Inc. a Nevada corporation (hereinafter, referred as the “Borrower”) promises to pay to the order of American Business Services, Inc. (hereinafter, “Lender”) at Lender’s office, 6521 Ocaso Drive, Castle Rock, Colorado 80108, or at such other place as the holder of this Note may from time to time designate, in lawful money on the United States of America, the principal sum of Two Thousand Dollars ($2,000). The following terms shall apply to this Note.

1. INTEREST RATE. For the period from the date of this Note until December 31, 2006 the note shall be interest free. After December 31, 2006 and until the date on which the entire principal balance outstanding is paid in full, interest shall accrue on the principal balance from time to time outstanding at five percent (5%).

2. REPAYMENT. Interest accrued hereunder on the outstanding principal amount shall be paid annually in arrears, beginning on December 31, 2006, or earlier with repayment of the entire amount of principal. The entire amount of principal outstanding, together with all accrued unpaid interest thereon at the rate hereinabove specified, shall be paid due and payable in full on or before April 1, 2008, however, the principal of the Note can be reviewed on the anniversary date of the Note for a period of three years, providing that the interest due and payable on or before June 1, 2007.

This Promissory Note is entered into this 8th day of September, 2006.

Fresh Ideas Media, Inc.

By: /s/ Phil E. Ray, President

American Business Services, Inc.

By: /s/ Phil E. Ray, President